EXHIBIT 23

Consent of Independent Auditors

The Board of Directors

Owens & Minor, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-32497) on Form S-8 of Owens & Minor, Inc. of our report dated June 13, 2003, relating to the statements of assets available for benefits of the Savings and Retirement Plan for Teammates of Owens & Minor, Inc. as of December 31, 2002 and 2001, and the related statements of changes in assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.

/s/ KPMG LLP

Richmond, Virginia

June 27, 2003